Exhibit 99.1

FOR IMMEDIATE RELEASE

April 13, 2020

ART’S WAY MANUFACTURING ANNOUNCES 21.9% INCREASE IN REVENUE OVER PRIOR YEAR FOR FIRST QUARTER OF FISCAL 2020

ARMSTRONG, IOWA, April 13, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2020.

	For the Three Months Ended
	(Consolidated)
	February 29, 2020	February 28, 2019
Sales	$5,026,000	$4,124,000
Operating (Loss)	$(470,000)	$(723,000)
Net (Loss)	$(437,000)	$(606,000)
EPS (Basic)	$(0.10)	$(0.14)
EPS (Diluted)	$(0.10)	$(0.14)

Weighted Average Shares Outstanding:
Basic	4,315,481	4,243,707
Diluted	4,315,481	4,243,707

Sales: Our consolidated corporate sales for the three-month period ended February 29, 2020 were $5,026,000 compared to $4,124,000 during the same period in fiscal 2019, an increase of $902,000, or 21.9%. The increase in consolidated sales is due to increased sales across all three of our segments.

Our first quarter sales in our Agricultural Products segment were $2,953,000 compared to $2,610,000 for the same period in fiscal 2019, an increase of $343,000, or 13.1%. The increase in revenue is due to increased demand across our manure spreader, dump box and grinder product lines. The successful release of new products at the beginning of 2019 has proved to complement our grinder business well. We also acquired market share of dump boxes at the end of fiscal 2019 and have continued to sell dump boxes into the first quarter of fiscal 2020. We are working to replace lost revenue from a decrease in sales to our OEM blower customer and our major OEM reel customers in fiscal 2019. We have continued to develop and eliminate products from our diverse product offering to ensure our products remain relevant.

Our first quarter sales in our Modular Buildings segment were $1,457,000 compared to $1,022,000 for the same period in fiscal 2019, an increase of $435,000, or 42.6%. Our increase in revenue is due largely to the progress on a large construction contract that will continue into the third quarter of fiscal 2020. However, even without this large construction contract our backlog at February 29, 2020 would still be up by more than $1 million from the same period in fiscal 2019.

Our Tools segment had sales of $616,000 during the first quarter compared to $492,000 for the same period in fiscal 2019, a 25.2% increase. The increase is due to increased sales from an OEM agreement that was signed in fiscal 2019. We believe the full potential of this agreement has not been achieved at this point.

Net Loss: Consolidated net loss was $(437,000) for the three-month period ended February 29, 2020 compared to net loss of $(606,000) for the same period in fiscal 2019. The decreased net loss is due to increased sales across all three segments, as well as conscious efforts to cut costs and improve workforce efficiency. As we continue to improve our processes, expand our product base and eliminate waste, we are positioning ourselves for sustained success in all economic conditions.

Loss per Share: Loss per basic and diluted share for the first quarter of fiscal 2020 was ($0.10), compared to loss per basic and diluted share of $(0.14) for the same period in fiscal 2019.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “We are pleased to report top-line growth in all three of our businesses in the first quarter. We entered this year with strong backlogs and felt momentum building in our business that led to better results, albeit not yet at a profitable level. Subsequent to quarter-end we also were pleased to announce that David King would be joining the team to succeed our Chief Executive Officer Carrie Gunnerson upon her impending retirement later in the year. David brings a great skill set that we believe will help our company grow in the years ahead and build upon the foundation established under Carrie’s leadership these many years.”

“Our outlook for the year has until recently been positive, but at this time we have lowered our expectations as the impact of COVID-19 has brought new challenges to our business and leaves us uncertain as to what to expect from a demand perspective for the balance of the year. As such we are taking conservative actions to manage expenses and liquidity to manage our way through the crisis while also making decisions that support the health and safety of our Art’s Way family.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results, including the timing of increased performance; (iv) the impact of the COVID-19 outbreak; and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.